OLYMPIC ENTERTAINMENT GROUP, INC.

                                  STOCK OPTION


This Stock Option is granted by Olympic Entertainment Group, Inc., a Nevada corporation (the "Company") to _________________________________, ("Optionee"),
on _________________.

                              W I T N E S S E T H :

     WHEREAS, on or about June 18, 1996, the Company agreed to grant options to purchase the Company's common stock and adopted the Company's 1996 Employee Stock Option Plan (the "Plan"), a copy of which is attached hereto as Exhibit "A." Any and all capitalized terms not defined hereunder shall have the meaning ascribed to them in the Plan, and

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company, its employees, advisors, consultants and its stockholders to grant options to purchase shares of the Company's common stock, upon the terms and conditions hereinafter stated in accordance with the Plan;

     NOW THEREFORE, the Company agrees as follows:

     1. Option; Number of Shares. The Company hereby grants to Optionee the right and option (the "Option") to acquire, subject to the terms and conditions set forth herein, _______________________ shares of the Company's common stock (the "Shares") as follows. In exercising this Stock Option, the Optionee may exercise all or any part of the Option at the exercise price set forth in paragraph 2 per Share.

     2. Payment. Upon exercise, Optionee shall pay the Company for the Shares by delivering to the Company, along with the exercise agreement, and Optionee's payment to the Company of the lesser of:

        (i) The price per share declared by the Board on the Granting Date of the Option; or

        (ii) Eighty percent (80%) of the per share Fair Market Value on the Granting Date of the Purchase Period applicable to such Optionee

     3. Exercise Period. This Option may be exercised in whole or in part at any time from and after the date upon which such Option is granted as set forth above and shall expire on June 30, 2006, the expiration date of the Stock Option (the "Exercise Period").

     4. Method of Exercise. The Option may be exercised from time to time by written notice by the Optionee to the Company at least five (5) days prior to the stated date of exercise:

        (a) Stating the number of Shares with respect to which the Option is being exercised;

        (b) Stating the time of the delivery thereof, which shall be at least five (5) days after the giving of such notice unless an earlier date shall have been mutually agreed upon;

        (c) Accompanied by presentment, surrender and cancellation of the Option; and

        (d) Accompanied by, if requested by the Company, a letter from the Optionee, in such form and substance as the Company may require, containing any such representations to make the Option and the Shares of common stock underlying the Option valid and legal.

        At the time specified in exercise agreement or as soon thereafter as the Company is reasonably able to comply, the Company shall, without transfer or issue tax to the Optionee, deliver to the Optionee, at the main office of the Company or such other place that shall be mutually acceptable, a certificate or certificates for the Shares in exchange for the Option for the number of shares being exercised by the Optionee.

        Following the exercise of the Option, if the number of such shares is less than the amount of shares granted hereby, upon surrender by Optionee of the Option and compliance with the provisions of this paragraph 4, the Company shall reissue to Optionee a replacement Option in the amount of the unexercised shares which shall have the same terms and conditions of the Option; provided however, that the Company shall not be required to issue any fractional Shares. Notwithstanding the foregoing, the Company shall have the right to postpone the time of delivery of the Shares for such period as may be required for it with reasonable diligence to comply with any applicable federal, state of local law. In the event the Company is unable to comply with any regulatory requirement deemed necessary by counsel for the Company for lawful issuance of the securities hereunder, the Company shall be relieved of any obligation and liability to issue the Shares, notwithstanding that attempted exercise of the Option. If the Optionee fails to accept delivery of all or any portion of the Shares upon tender of delivery thereof, the Company shall have the right to terminate the Option with respect to such Shares.

     5. Non-Transferability. The Option is not assignable or transferable, and may not be conveyed by Optionee, by operation of law or otherwise, or exercised, in whole or in part, by any person other than Optionee, without the Company's prior written consent.

     6. Waiver of Shareholder Rights. The Optionee shall have no rights as a stockholder with respect to any Shares subject hereto until the Optionee has become the holder of record of such Shares and no adjustment shall be made for dividend or distributions of rights in respect of such Shares for which the record date is prior to the date on which the Optionee becomes holder of record.

     7. Stock Splits, Etc. For all purposes herein the term "Shares" shall include not only the Shares set forth hereunder, but also any shares resulting therefrom following a stock split, reclassification or recharacterization, or a merger or reorganization of the Company.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth hereinabove.

                                 "The Company"

                                  Olympic Entertainment Group, Inc.
                                  a Nevada corporation


                                  By
                                    --------------------------------------------

                                  Name
                                      ------------------------------------------

                                  Its
                                     -------------------------------------------

                                  "Optionee"
                                            ------------------------------------

                                  By
                                    --------------------------------------------

                               EXERCISE AGREEMENT



To:   Olympic Entertainment Group, Inc.            Dated:
                                                         -----------------------


     The undersigned, pursuant to the provisions set forth in the attached Stock Option hereby agrees to subscribe for and purchase ___________________________ Shares of common stock covered by such Stock Option and makes payment herewith in full therefor at the price per share provided by such Stock Option.


                                         "Optionee"


                                           By:
                                              ----------------------------------

                                           Name:
                                                --------------------------------